Exhibit 3.5  -  Certificate of Amended Articles



     FILED # C28542-99
        JUL 25 2002
      IN THE OFFICE OF
      /s/ Dean Heller
DEAN HELLER SECRETARY OF STATE


                        CERTIFICATE OF AMENDMENT
                                 OF THE
                        ARTICLES OF INCORPORATION
                                  OF
                        REALTIME CELLULAR, INC.

(Pursuant to NRS 78.385 and 78.390 -- After Issuance of Stock)

     We the undersigned do hereby certify that:

     1. RealTime Cellular, Inc (the "Corporation") is a corporation formed under the laws of the State of Nevada, and its Articles of Incorporation were filed in the office of the Secretary of State on November 17, 1999, file number: # C28542-1999.

     2. The Articles of Incorporation are hereby amended by deleting the existing ARTICLE I and replacing it in its entirety with the following amendment:

     ARTICLE 1; The name of Company:

                         EZ Credit Repair, Inc.

     3. This amendment to the Articles of incorporation has been duly adopted in accordance General Corporation Law of the State of Nevada.

     4. The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is: 10,100,000; that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     5. The number of shares voted for such amendments was 10,000,000 (99%) and the number voted against such amendment was 0 (0%).

     The undersigned has signed these Articles on July 25, 2002.

/s/ Ed DeStefano
----------------
By: Ed DeStefano
Title: Secretary


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